PROSPECTUS SUPPLEMENT dated February 13, 1998
to Prospectus dated April 8, 1997

                    THE CHASE MANHATTAN CORPORATION

   	 The Prospectus of The Chase Manhattan Corporation dated April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

    	1. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES-- Company Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company
Senior Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

     	Set forth below is a table indicating the issuance date and the maturity date of the $1,241,000,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes") issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Senior Series C Notes have either
(a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.


Issuance Date    Principal Amount  Maturity Date    Rate
-------------    ----------------  -------------    ----

June 26, 1997    $100,000,000      June 26, 2000    LIBOR Telerate reset
                                                    monthly +		0.02%

August 5, 1997   $300,000,000      August 5, 2027   Zero coupon.
                                                    Redeemable	at prices
                                                    varying with the
                                                    redemption date
                                                    beginning August 5, 2002

August 15, 1997  $115,000,000      August 15, 2017  Zero coupon.
                                                    Redeemable at prices
                                                    varying with the
                                                    redemption date
                                                    beginning August 15, 2001

January 12, 1998 $150,000,000	     January 12, 2000 LIBOR Telerate
	                                                   reset quarterly

Issuance Date     Principal Amount   Maturity Date     Rate
-------------     ----------------   -------------     ----

January 12, 1998  $ 75,000,000	      January 12, 2001  LIBOR Telerate
                                                   	  	reset quarterly
	                                                     	+ 0.025%

January 20, 1998  $ 75,000,000	      January 14, 2000  Prime reset
                                                    		 reset daily
	                                                     	- 2.78%

January 20, 1998  $ 18,000,000	      January 21, 2003  LIBOR Telerate
	                                                     	reset monthly
                                                     		+ 0.14%

January 20, 1998	 $ 20,000,000	      January 20, 1998  LIBOR Telerate
                                                    			reset quarterly
                                                    			+ 0.01%

January 20, 1998  $250,000,000       January 20, 2000  Prime reset daily -2.79%

January 21, 1998  $ 75,000,000       January 21, 2000  Prime reset daily -2.79%

February 13, 1998 $ 66,000,000      February 13, 2003  LIBOR Telerate reset
                                                       quarterly + 0.15%

    	2. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES-- Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company
Subordinated Securities (as defined in the Prospectus) issued (or to be issued) since the date of the Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

     The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007
Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

     The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009
Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997 to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.

Terms and Provisions of 6 3/8% Subordinated Notes Due 2008

    	The 6 3/8% Subordinated Notes Due 2008 (the "6 3/8% 2008 Notes") are limited to $200,000,000 aggregate principal amount and will mature on February 15, 2008. The 6 3/8% 2008 Notes are not redeemable prior to maturity and no sinking fund is provided for the 6 3/8% 2008 Notes.
The 6 3/8% 2008 Notes bear interest from February 11, 1998, payable semiannually in arrears on each February 15 and August 15, commencing August 15, 1998, to the persons in whose names the 6 3/8% 2008 Notes are registered at the close of business on the first day of February or August preceding such February 15 or August 15.

Terms and Provisions of Subordinated Medium-Term Notes, Series A

    	Set forth below is a table indicating the issuance date and the maturity date of the $270,000,000 aggregate principal amount of Subordinated Medium Term Notes, Series A (the "Subordinated Series A Notes") issued since the date of the Prospectus. The Subordinated Series A Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Subordinated Series A Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date       Principal Amount   Maturity Date       Rate
-------------       ----------------   -------------       ----

September 24, 1997	 $100,000,000	      September 15, 2006  6.75%

November 5, 1997	   $ 20,000,000	      November 5, 2012    7.00%

November 20, 1997	  $ 25,000,000	      November 20, 2017   7.00%

December 4, 1997	   $ 25,000,000	      December 15, 2017   7.00%

December 12, 1997	  $ 25,000,000      	December 12, 2012   6.875%

December 18, 1997	  $ 50,000,000	      December 18, 2017   7.00%

December 26, 1997	  $ 25,000,000	      December 10, 2013	  7.00%